Exhibit 99.1

CORPORATE PARTICIPANTS

Pat Davidson

Oshkosh Truck Corporation - VP-IR

Bob Bohn

Oshkosh Truck Corporation - Chairman, President, CEO

Bill Lasky

JLG Industries Inc. - Chairman, President, CEO

Charlie Szews

Oshkosh Truck Corporation - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Robert Stallard

Banc of America Securities - Analyst

Dean Osafsky

Credit Suisse - Analyst

Alex Blanton

Ingalls & Snyder - Analyst

Karru Martinson

CIBC World Markets - Analyst

Scott Macke

Robert W. Baird - Analyst

David Bleustein

UBS - Analyst

Walt Liptak

Barrington Research - Analyst

Jamie Cook

Credit Suisse - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Oshkosh Truck Corporation acquisition of JLG Industries conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Pat Davidson, Vice President of Investor Relations for Oshkosh Truck. Thank you. Mr. Davidson, you may begin.

Pat Davidson - Oshkosh Truck Corporation - VP-IR

Thank you, and good morning everyone. Thank you for joining us today. Earlier today, Oshkosh Truck and JLG Industries issued a joint press release announcing Oshkosh’s plans to acquire JLG. If you do not yet have a copy of the release, it’s easily obtainable on OshKosh’s website at www.oshkoshtruckcorporation.com.

I’m here today with Bob Bohn, Chairman, President and CEO of Oshkosh Truck Corporation; Bill Lasky, Chairman, President and CEO of JLG Industries; and Charles Szews, Executive Vice President and CFO of Oshkosh Truck.

Today’s call is being broadcast live via the Internet on our website and is also being accompanied by a slide presentation. Later today, an audio replay of this call will be posted to our website. The replay and the slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that presentation and read it at your convenience.

I appreciate your patience as I read through our Safe Harbor statement. Our remarks that follow, including answers to your questions, include statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different; and those risks include, among others, matters that we have described in various filings with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

I am now going to turn the call over to Bob Bohn, and after the conclusion of remarks by each of the speakers, we will be happy to take your questions. Please turn to slide 3. Bob Bohn.

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

Thank you, Pat. This is a great deal. JLG is an exceptional company and a fit with what we do and what we know. This is transformational for Oshkosh and will take us to the next level.

Good morning, everyone. Thank you for joining us today, and a very special welcome to Bill Lasky, Chairman, President and CEO of JLG, who has become my good friend over the last few weeks as we have worked to put our two fine companies together. We both feel so strongly about this combination that we wanted to announce it together. Please turn to slide 4.

This combination represents the next phase of our transformation of Oshkosh Truck. I am as excited as I can be when I think about the powerful force Oshkosh Truck will be when we add JLG as our fourth business segment. With our outstanding history of buying and integrating market-leading companies and creating significant shareholder value, we are extremely, extremely confident that our offer to purchase JLG in an all-cash deal will be another positive milestone in our company’s history.

JLG’s global leadership and the respect they receive in the marketplace are indicative of a company that is vibrant and poised to continue growing. This acquisition makes a lot of sense on many fronts, and you will hear us repeat this because it is worth repeating time after time.

The purchase meet our primary objectives of growth at a rate greater than 15% annually, the ability to diversify and complement our growing defense business, and this transaction is consistent with our long-term acquisition criteria.

Before I hit all the highlights of the deal, I would like to give you a little background on Oshkosh Truck, and Bill will provide an overview of JLG so that we have some context. Please turn with me to slide 5.

This slide illustrates what we believe are some of the finest specialty vehicles in the world, starting on the upper left-hand corner. You see a crane service truck from one of our newest acquisitions, Iowa Mold & Tool, IMT. To the right of that truck you see the roughest, toughest heavy payload military transport in the entire world, the Hemmit.

Next you see a 60-ton rotator wrecker from our Jerr-Dan subsidiary, which is part of our fire emergency segment. Just below that is one of our McNeilus rear-discharge concrete mixers. Next you will see one of our media trucks from our Frontline Group, which we recently acquired when we purchased AK Specialty Vehicles.

To the left is one of our airport rescue vehicles, the Striker. And finally, you will see one of our aerial fire trucks from our Pierce subsidiary. Notice the number of specialty aerial wheeled vehicles in the picture. Our specialty vehicle business has extended into the air for some time.

Let’s turn to slide 6, please. We closed our fiscal 2006 recently with preliminary sales of approximately $3.4 billion, with 17 of our sales coming from international customers. We do this with the full support of our 9400 employees and a worldwide asset base of almost 6 million square feet and 11 states and seven countries.

We have frequently been named by Forbes Magazine on its annual list of the best managed companies. We believe we have earned this recognition in part because over half of our revenue comes from companies acquired since this management team started making acquisitions back in 1996.

JLG will be our 15th acquisition in the last decade. Please turn with me to slide 7.

Let’s take a look at the tremendous track record that we have accumulated since 1996. Pierce was a truly transformational acquisition back in 1996, and it helped set the stage for what was to come. With each transaction, we were able to generate accretive earnings in year one. In some instances we added significant leverage, but we have a track record of delivering in a fairly short amount of time. This has allowed us to continue to purchase great companies that were and still are leaders in their markets today.

As I said on the last slide, all of this has been accomplished with the core management team that is leading this acquisition that we are talking about today. Please turn to slide 8.

How have we performed over time? Well, we are quite proud of our growth, having achieved compounded annual growth rates for sales exceeding 20% and for operating income exceeding 30% since 1997. Our diverse and balanced businesses allowed us to continue to grow through a variety of economic conditions, and we successfully managed through the economic recession in 2001 to 2002, generating sales and earnings growth despite a significant downturn in several of our markets.

This has been driven by both our base Oshkosh Truck business growth and the solid contributions of our many high-quality acquisitions. And while we are not going to discuss any near-term results, we can tell you that we are very optimistic about continued success for 2007 and beyond. Turn to slide 9, please.

The foundation for this superior performance has been our core growth strategies, and many of you are familiar with them since they have been consistent now for ten years. Namely, these three are, number one, our drive to lead in the introduction of new products and new technologies in each of our markets; number two, our continuous improvement-based mindset, which we are executing through our lean initiatives. We have many, many success stories where our lean management applications have benefited our operations and our customers, and this is something that will absolutely continue as we integrate JLG into the family.

And finally, number three, we are always looking at and evaluating potential acquisitions which can benefit our current mix of business. We believe that the business cycle that JLG moves with is going to provide a very significant balance to our existing product offerings. Turn with me to slide 10, please.

Let’s take a look at our current mix of businesses. Our customer base is very diverse, which is no surprise when you look at our product offerings. We sell to federal, city or municipal, and private enterprise customers. They have very different requirements and often very different purchasing cycles, but they share an expectation for quality, reliability, service and low life-cycle costs.

Today our largest single segment is our defense segment, which has no doubt been aided by the unfortunate conflicts in the Middle East. But John Stoddart and his team have done a great job of building our revenue base through outstanding service and parts support for our military customer. They know the military knows they can count on us.

We are very proud of our strong defense business, but we believe it is prudent to develop other strong growth segments which not only complement our existing businesses, but really balance our performance. This is where JLG comes in. As a later-cycle business, it is more dependent on nonresidential construction activity and serves as a counterbalance to times when defense and other early-cycle business units may be experiencing lower growth. Let’s turn to slide 11.

So what is it about JLG that has us excited? It is really a well-run and solid business. We did our research to verify their competitive position and outlook. They have leading marketshares and a great reputation in all their major markets. Add to that their wide distribution network and positive forecast for nonresidential construction spending, and you have all the ingredients for competitive advantage, which we believe will drive a very strong business for many years to come.

I think it is time you hear more about JLG from the man who has been leading it for the last seven years and a driving force behind the company’s core growth strategy. I will now turn it over to Bill Lasky, Chairman, President and CEO of JLG, who will open with comments on slide 12, please. Bill?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

 Thanks, Bob. I, too, have come to appreciate you and the Oshkosh team. Listeners, if we could please move to slide 13.

At JLG we’ve grown tremendously over the past 37 years, building upon our successes, introducing product innovations and creating new markets for these products. Today JLG is the world leader in access equipment, focused on two core products -- aerial work platforms, or AWPs, and telehandlers. Our AWP products include boom lifts, scissor lifts and vertical mast lifts. They are the foundation on which JLG was built in 1969, and we now enjoy the number one global market leadership position in aerial work platforms.

Our second core productline is telehandlers. We entered this marketplace with the strategic acquisition of Gradall in 1999. Within seven short years, we have ascended to a global leadership position in this product line, as well. Telehandlers are sold to the same rental customer base as AWPs, as well as traditional dealers.

In addition to our two core products, we also address the entire life cycle of our products through PartsPLUS, ServicePLUS and TrainingPLUS. These aftermarket businesses include used equipment, reconditioning services, service parts and training. We also provide equipment financing and leasing solutions for our customers through our Access Financial Solutions team. Critical to all of these successes and innovations have been the dedicated and committed team members of JLG throughout the world. Please turn to slide 14.

We manufacture and sell JLG products through the hard work and dedication of over 4000 employees and almost 40 locations, although most of our manufacturing activities do take place in Pennsylvania, Belgium and France. Our excess of sales and distribution network has a large and very global footprint, with over 3500 points on six continents. This provides us with a very extensive reach.

Demand for our products and services was extremely strong throughout fiscal 2006, which we announced a few weeks ago. We reached record annual revenues of $2.3 billion, up 32% from a very strong fiscal 2005. Sales across all geographic regions were up, with particularly strong international sales in Europe and Australia. Our operating profit margin improved nearly 5 percentage points over 2005, while operating income grew to $263 million, including the gain on the sale of our excavator business.

Now let’s look at our competitive advantage in the marketplace on slide 15. This slide gives you a perspective on the strength of our leadership in our major markets. JLG is number one overall in aerial work platforms, which again is your boom lifts and scissor lifts, in North America and in Europe, and number one in North America for telehandlers. In Europe, we recently entered the telehandler marketing and have the opportunity to improve our position.

We’ve also listed our primary competitors so that you have a better understanding of the major players in each category. As you can see, we compete against some strong and well-entrenched companies that are active, as JLG is, in both categories. JLG positions itself against these competitors based on premium quality, superior product design and utility, and our ability to offer the full life cycle of services. Our brands are well-known and highly respected by distributors and customers. I am extremely pleased with the market position that JLG has achieved. Please turn to slide 16.

In closing, without a compatible culture, a new relationship will never be successful. Oshkosh and JLG do have that compatibility. OshKosh’s values, accountability, honesty, respect and citizenship are completely aligned with JLG. This deal will enhance the opportunities for the Company in terms of purchasing and manufacturing scale, as well as for our team members, providing increased growth and opportunity.

It also strengthens JLG’s future. We know that we are in a cyclical business, and the combination of our business does what we have always tried to do, [move] the cycles and reduce the impact of an economic downturn.

Finally for customers, team members and shareholders and the communities in which we operate, each will benefit from the presence of a larger, more diversified and financially stable organization. Overall, these reasons make me feel very good to be here today, discussing this next phase in JLG’s successful and distinguished path.

I will turn it back over to Bob.

Pat Davidson - Oshkosh Truck Corporation - VP-IR

Excuse me, everybody. I’m going to jump in here. This is Pat Davidson. We understand there are some technical difficulties with the slide presentation. You can locate the slides on an Adobe format in the Events section of our IR home web page and the presentation section. So in the Investor Relations portion of the Oshkosh Truck website, either on events or presentations, you can get to the Adobe version of the slides.

I’ll turn it over to you, Bob.

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

Pat, thanks for clearing that up. And Bill, thank you for your comments and talking about your great company — our great company. Please turn to slide 17.

So far you’ve heard a little bit about why we are so enthusiastic about JLG, and you’ve heard some background on each company. Let’s talk about why we made the decision to borrow a large sum of money to purchase JLG. Please turn to slide 18.

From a strategic perspective, there are a whole, whole host of reasons. First of all, it transforms our company. Why is this important? Well, that balance that we talked about earlier is something that we’ve been striving to achieve for ten years and will certainly result when we add JLG as our fourth business segment. It will be our fourth and newest segment, but we believe it will become our largest segment. In fact we are targeting JLG’s access equipment segment at about 40% for both sales and operating income, with defense making up about 30% and commercial and fire and emergency equally splitting the remaining 30%.

No doubt this will take a lot of hard work and determination, but we can assure you that we and all the employees of the combined entity going forward will be working hard, real hard, to deliver a successful integration and ongoing performance up to the Oshkosh standard. Please turn to slide 19.

When we look at the product line and the processes used to manufacture JLG products, we feel right at home. The similarity of products and technology between the two companies is certainly high. We both make special-purpose vehicles which are used to accomplish tough, tough tasks. Furthermore, the aerial access technology of JLG has great similarity to the large aerial ladders used in our fire trunk line and to the truck-mounted cranes built by IMT.

We know that the engineers from both companies are very excited about the opportunity to share knowledge and apply technologies that can be used across product lines. It should be no surprise that we are very comfortable with this business that shares so many common processes with our existing business. Let’s review our growth opportunities with this business on slide 20, please.

This slide is really my favorite. As I mentioned earlier, the access equipment business is closely tied to nonresidential spending, which by all accounts has a very favorable outlook. We’ve seen estimates ranging from 3% to about 6% for year-over-year growth through 2010. We believe this bodes well for the near to mid term.

We believe margins will continue to expand as we capitalize on the many procurement synergies which we are estimating as we look at material spend that immediately jumps from $2 billion to $4 billion in combining these businesses. The Caterpillar alliance for telehandlers is just in its infancy, and we believe it will bring about 325 million to 350 million to the top line in next fiscal year.

The strength of the widespread CAT network and other business opportunities that this highlights are an important part of our optimism. We see operational leverage that our vast product lines and our service networks and factories can offer us on a global footprint as we expand.

Finally, our proven ability to extend technological expertise across product lines is a formidable competitive advantage and a practice that we have demonstrated time and again. For example, the TAK-4 independent suspension that we successfully transferred from defense to fire and emergency, or the commands on electronics which began in fire and emergency and was successfully applied to our commercial military products, from garbage trucks to the MTVR wrecker.

Let me turn it over now to Charlie to talk about our financial aspects of the transaction, beginning with slide 21, please.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Thank you, Bob. As we mentioned before, all of our acquisitions need to deliver superior returns, and that is core to our rationale to acquire JLG. It will be modestly accretive in year one, and we expect it to deliver an annualized net $75 million pretax synergies within three years. We are very confident in our purchasing and operations people to deliver on these kinds of opportunities.

After the initial phase of the integration, we believe it will be the right time for a follow-on set of margin improvement opportunities. What are these? These include a number of operations and even back office improvement. They also involve the commonizing of components and subassemblies that go into aerial products, or perhaps the new method of processing that has been demonstrated elsewhere in the company.

And of course, for those of you who know us well, you should be very aware of our lean activities and the many opportunities that we’ve taken advantage of in eliminating waste, reducing variability and working smarter. While we think the JLG factories are very well-run, we think there are some good opportunities for further lean applications, as well as to learn from JLG to improve OshKosh’s existing operations.

Please turn to slide 22. Let’s talk for a few moments on where some of the synergistic savings will come from. We’ve mentioned that our procurement spend will double from $2 billion to $4 billion, which will open a whole host of leverage in volume opportunities. That includes approximately $1 billion of raw materials and fabricated parts spend. These will be prime candidates for more effective purchasing as the volume allows us better pricing.

We believe that the entire drivetrain, whether in JLG or current Oshkosh products, is an area of opportunity that we will be investigating. There are also a large number of parts that are candidates for offshore sourcing, although I want to be very careful to point out that we do not — we do not plan to cut factory jobs in any of our locations or JLG’s locations with this acquisition. We buy to grow, not to slash.

And finally, there will be some limited corporate functions that will be redundant. Now historically, most of our synergies in previous acquisitions came years later as we levered sales, marketing, service and other opportunities. We have not estimated these cost synergies for purposes of our discussions today. Please turn with me to slide 23.

As Bob has told you, we expect strong earnings growth and this will drive cash flow. We intend to be very aggressive in delevering and paying off our debt load as quickly as possible. We believe that we will pay down $300 million or more of debt annually by fiscal 2008, and this will bring our debt-to-EBITDA ratio down from the upper 4s at closing to about 3 times by September 30, 2008, or less than two years out.

At that point we expect to have successfully integrated JLG and we will be able to start evaluating larger acquisitions again. Until that time, we will be keeping our noses to the grindstone and focus like a laser beam to effectively integrate JLG into Oshkosh Truck. This means that you won’t see a large acquisition during this time, but you may see a small tuck-in if we believe the proposition is compelling. Now let’s review the transaction terms on slide 24.

As you read in the release, we are paying $28 per share and borrowing $3.2 billion to finance the transaction under a credit facility jointly led by Bank of America and JPMorgan. Goldman Sachs served as our financial adviser on the transaction; Skadden, Arps has been our legal adviser. We are very pleased with the support we’ve received from all of these firms.

The sources of funds are $3 billion in senior secured term loans and a $500 million revolving credit facility. Customary transaction terms and conditions will apply, including approval under Hart-Scott-Rodino and JLG’s shareholder approval. Further details will be available in our SEC filing. If we can get through all the regulatory approvals and processes, we expect to close in early December.

I’ll close with slide 25. Both Bob and I will be very involved with this critical integration. I can’t give you all the details at this time, but we have discussed our plans with JLG and we are in complete agreement about how to proceed. We believe that a joint team approach which focuses on high synergy areas is the way to go. We will fill eight dedicated integration teams with members from both companies and do this in a variety of disciplines.

Four teams will be focused on value creation and four teams will be focused on back office function integrations. We will have structured timelines and milestones that will aid us as we drive towards success. We will be strong and disciplined, but we will also take care to be aware of the culture of each organization as we integrate.

And throughout the integration process, we won’t lose sight of the principles that led to each company’s success. That is, we will maintain superior quality, delivery and service to our customers, and offer a seamless transition to customers. We expect the integration to take approximately 18 to 24 months.

With that, I will turn it back over to Bob to close out our formal remarks on slide 26.

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

Thanks, Charlie. We’ve laid out a very compelling and easy-to-follow story for why we think it is a great proposition for Oshkosh Truck to purchase JLG. I can tell you that the entire team at Oshkosh Truck is chomping at the bit to get going and begin the integration of JLG.

Of course, that won’t happen until this purchase is agreed by the majority of the JLG shareholders. Obviously, we think this is great value in the combination of the two companies for Oshkosh shareholders, as well as great value for JLG customers and employees.

We will move forward as a more formidable and driven growth company. We will have the size and the scale to be more competitive in the market, and we will be generating a significant amount of cash, cash that we will use to rapidly pay down our debt.

As we move into the Q&A portion, I want to remind you that this management team has guided the company through a variety of economic conditions and has successfully brought 14 new businesses into the family in the last ten years. Every deal has been accretive in year one, and we have moved even quicker to pay down debt in every deal where we’ve borrowed to make it happen.

We are poised to add our 15th, the most transformational company, as a new segment of our company. It will be hard work, but we point to our stellar track record of acquisitions and shareholder value creation as indication that we will be successful in our latest move.

With that, I will now open it up to questions. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Robert Stallard, Banc of America.

Robert Stallard - Banc of America Securities - Analyst

First, I would like to kick off with Charlie. Can you tell us what the cost of debt is going to be following this transaction?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

The weighted average interest rate that we are estimating today is 7.7%.

Robert Stallard - Banc of America Securities - Analyst

Okay. And that is assuming you take out the whole 3.5 billion, correct?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

No. I mean the full 3.5 won’t be funded; just under 3.3 billion will be funded.

Robert Stallard - Banc of America Securities - Analyst

All right. Following off from that, this is your third acquisition this year, so you been pretty busy. Do you feel you have the resources to cope with all this integration? And also, who from the JLG team is staying on to help you?

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

This is Bob. We do have the resources. We have been building our bench for some time at Oshkosh Truck. By the way, the integration of AK Specialty and IMT are going extremely well; and John Randjelovic, who runs the fire and emergency segment, and Mike Wuest, who runs our commercial, are doing an exceptional job.

We have met with the key officers, with Bill Lasky, just recently, of JLG. We are putting the integration plan together. And one of the reasons that we are very, very interested and why this is a great opportunity is because they have great managers and these people are going to help us take this company to the next level.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Just to continue on that a little bit, Rob, you know where we tend to drive value in acquisitions is to deliver purchasing synergies quickly. All of that work is concluded for the most part for both AK and IMT, so the team is ready to deploy on JLG.

And as far as the key managers, the key positions, we think they are all going to stay with us. And I don’t want to mention the names because I don’t want to leave somebody out by mistake.

Robert Stallard - Banc of America Securities - Analyst

And just finally, in reference to slide 18 and your targets for FY ‘08, that seems to imply that the margin on all the four divisions are going to be the same. How is this going to occur, because you’re basically implying that defense is coming down and commercial is coming up significantly?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

First of all, it’s illustrative as a target. We are not presuming that defense is coming down. You might have been picking up some of the news recently. Certainly the budget bill is, I think, nearing signing by the President. It is favorable for Oshkosh. We also have General [Spoonmaker] at the Association of the U.S. Army, as you know, made comments that we expect to have around 140,000 troops in Iraq through 2010. And right now our defense outlook is favorable.

Robert Stallard - Banc of America Securities - Analyst

You wouldn’t say this implies some changes in the margins going forward; this is more of a target?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

It is more an illustrative target, yes.

Robert Stallard - Banc of America Securities - Analyst

Thanks so much.

Operator

[Dean Osafsky], Credit Suisse.

Dean Osafsky - Credit Suisse - Analyst

Good morning. This is an all-cash deal, obviously, for JLG. I was wondering if there was any process on the JLG side to determine whether or not this was the best value that you could achieve for JLG shareholders.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

I think the best to response to that is to say that our Board with our advisors met probably about a dozen times over the last ten weeks. We vetted this out and we took the very, very extensive efforts to get very comfortable that this was the best opportunity for JLG.

Obviously, there is always different options. But our company was not for sale. And when I was approached by Bob and his team, we weren’t still for sale. And quite candidly, at the beginning, I got to be honest with you, I was hoping to find a reason why I didn’t think it would be a good fit for JLG. Unfortunately, that didn’t last very long, when I looked at the success and the track record of Oshkosh.

So therefore, culture was very critical for us in our decision, our corporate citizenry in the town, our key members and our customers. So when we put it all together, Oshkosh is not in the dirt, and JLG has stayed away from being in the dirt; so therefore, we couldn’t think we could find a better fit. Thanks.

Dean Osafsky - Credit Suisse - Analyst

So did you do any sort of market check at all?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

I would say that the vetting process that we did spent a lot of time looking at the valuation of not only JLG, but what our peers and what any other transactions have done. And so therefore that was a very, very comprehensive study. But we did not auction off the company, if that is what you are asking for, because we weren’t for sale.

Dean Osafsky - Credit Suisse - Analyst

Okay. Thank you.

Operator

Alex Blanton, Ingalls & Snyder.

Alex Blanton - Ingalls & Snyder - Analyst

Good morning.

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

Alex, I guess I won’t be talking to you a lot anymore, will I?

Alex Blanton - Ingalls & Snyder - Analyst

Now I know why your field trip presentations a couple weeks ago were so short. You were going on to other things.

Listen, I have some questions on this. First of all, you mentioned contra-cyclicality during the opening remarks. But I would like to have a little more on that. Have you studied that, and what is that? Really, with so much coming from defense, is that more stable than, let’s say, the JLG business? Is it going to offset potentially some cyclicality — or what is the situation? And then I have a couple follow-ups to that.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

We’ve done our studies. Over the last 40 years, the combination of the defense and construction closure businesses would have performed significantly better over the cycle than either business individually. Likewise, if you look at Oshkosh Truck performance over the last ten years, which has been stellar, in part because we have had a balanced mix of federal, municipal and commercial exposures.

Our defense business now has grown sharply. So we’re a little bit disproportionately exposed to geopolitical risks. This transaction restores the balance, and that was one objective for us.

Additionally, this transaction provides scale to better weather the cycles. JLG comes with a broader global exposure, certainly an opportunity to grow their telehandler business in Europe to offset any cycles in the U.S.

And then additionally, we get the greater purchasing power of the two businesses that we can bring together over the next two to three years to target some margin enhancement, which is also — will be a favorable going into any cycles.

Alex Blanton - Ingalls & Snyder - Analyst

Okay. Second question is the synergies that you mentioned, $75 million. Now JLG told us on the field trip that I mentioned down at their headquarters plant in McConnellsburg that they were planning significant economies in cost savings from bringing together several of their brands and getting commonality of parts between them over the next few years. This is sort of the third phase of their integration of the various telehandler businesses that they had bought since 1999. And they expected substantial economies from doing that.

And so now you have mentioned the same thing between JLG and Oshkosh and the purchasing economies, as well. Are these 75 million incremental to whatever JLG could have achieved on its own?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

We’ve obviously reviewed their outlook for the business. I can’t speak to what they have said in the past. But from our perspective, these are synergies that Oshkosh brings to the table.

Alex Blanton - Ingalls & Snyder - Analyst

I understand you can’t speak to what they’ve said in the past, but my question is, are these additional synergies and cost savings beyond what JLG could accomplish as an independent company?

Unidentified Company Representative

I think I said that in my last remark.

Alex Blanton - Ingalls & Snyder - Analyst

I just want to make sure that this is the case.

Unidentified Company Representative

We believe it is what Oshkosh brings to the table.

Alex Blanton - Ingalls & Snyder - Analyst

Final Transcript

Oct. 16. 2006 / 9:00AM ET, OSK - Oshkosh Truck Merger & Acquisition Announcement

Okay. Regarding the acquisition costs that we might use -- someone has already asked about the interest rate on the debt. But what about such things as amortization of intangibles that will be added? And initially anyway, any inventory writeups that you foresee that have to be flowed through cost of goods sold? How much is that? Can you share that with us -- those two things?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

On a rough order of magnitude, we're presently estimating about $60 million of purchase accounting amortization annually, with the higher number in fiscal 2007.

Alex Blanton - Ingalls & Snyder - Analyst

A higher number because of some of its inventory?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Exactly.

Alex Blanton - Ingalls & Snyder - Analyst

Okay. So that would come at the beginning and then it would go away.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Right.

Alex Blanton - Ingalls & Snyder - Analyst

What you be left with then going forward annually?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

It would be $60 million annually after fiscal '07.

Alex Blanton - Ingalls & Snyder - Analyst

Oh. The $60 million going forward and then it's on top -- there is more on top of that for the first year?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Right (indiscernible).

Alex Blanton - Ingalls & Snyder - Analyst

And finally, JLG has made available on a quarterly basis a great deal of information. Anyone can find that in their press releases. Their quarterly press releases are 16 pages, of which 12 to 14 pages are simply data. An awful lot of information -- segment data and so on, and even unusual costs that arise each quarter.

What are your plans for providing continuation of that? I'm not familiar with Oshkosh, so I don't know how much you provide for Oshkosh. But are you going to break out the JLG results as a segment and keep providing the information that they provided?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

We will break out JLG as a separate segment -- that is our current intention -- in terms of what we report on a quarterly basis. Our style is a little different, although we haven't made any decisions at this point.

Alex Blanton - Ingalls & Snyder - Analyst

So you will be breaking out their sales and earnings too, going forward?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Yes, they will be a separate segment.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Alex, if you will call me later today or tomorrow, I'll give you Charlie Szews's home phone number so you can work with him at night on those details.

Alex Blanton - Ingalls & Snyder - Analyst

Thank you very much, Bill. Thank you. I'm finished.

Operator

Karru Martinson, CIBC World Markets.

Karru Martinson - CIBC World Markets - Analyst

Good morning. Just calling to inquire about the status of the bond that JLG has noted that they are being retired. Are you going to tender for the bonds or what are your plans on that front?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Yes, our plans are to tender for the bonds.

Karru Martinson - CIBC World Markets - Analyst

And that would be at T plus 50?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

I don't want to say what price and all of that, but in accordance with the agreements, we will tender for the bonds.

Karru Martinson - CIBC World Markets - Analyst

Okay. And then in terms of the last nonresidential construction cycle, there was a considerable abundance of used equipment in the market. It depressed pricing. What on the JLG front are you seeing there right now?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

I think -- this is Bill Lasky -- right now, quite honestly, used equipment is hard to come by. We would love to get some good trades. We think it is the right way to balance -- our customers' rental fleet inventories need to have some reconditioned or refurbished used equipment that they can put in at a lower base price. It has just been very, very hard to get, so we don't see that.

But if you compare the cycle as we go forward to the last one, I need to remind you that the last one included about six or seven aerial work platform companies that were actually going out of business, and their brands disappeared. And so therefore the profile of the last one would not be reflected in our opinion going forward the same characteristics because of that.

So used equipment, just like used cars, is a fact of our business, and we think it is a good part of managing the life cycle of our business. And we like servicing those used pieces of equipment and reselling them.

Operator

Scott Macke, Robert W. Baird.

Scott Macke - Robert W. Baird - Analyst

Good morning, gentlemen. First wanted to just step inside or take a closer look at the growth forecast for JLG. And if I understand correctly, the management's initial revenue growth forecast for the coming year is 20 to 25%. Is that correct?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Correct.

Scott Macke - Robert W. Baird - Analyst

And did I hear correctly that Caterpillar accounts for 325 to 350 million of that?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

I'm not quite sure that that is what you heard. I know that's what Charlie said. But we've said to you that -- and we've shared with Oshkosh -- is that for the first full year of production, it is estimated that the revenue with CAT -- and we did this in our release last October 26 -- would be between 325 to 350 million of telehandler sales.

Now the first full year of production starts November 1 when we start shipping in North America. So that is pretty closely aligned to their fiscal year, which started October 1st. So give and take for different fiscal years and all, the number is in the right ball park.

Unidentified Company Representative

And Scott, you know, our wording might not have been precise, but our outlook and view is consistent with what Bill just said.

Scott Macke - Robert W. Baird - Analyst

Fair enough. If we peel that back then and we look at it in an organic growth rate, excluding the Caterpillar sales that would go through CAT, I was wondering if we could talk about maybe the disparity of the growth rates or the different growth rates in the domestic business and the international business.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Are you speaking of JLG only?

Scott Macke - Robert W. Baird - Analyst

I am speaking of JLG only.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Okay, the disparity -- give me a little more color to that.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

We don't want to get into that kind of granularity right now, Scott.

Scott Macke - Robert W. Baird - Analyst

How about between the telehandlers and the work platforms?

Unidentified Company Representative

Certainly they are projecting higher telehandler, given the CAT alliance and starting up the telehandler production for CAT. So telehandler growth would be a bigger piece of this growth story in fiscal '07.

Scott Macke - Robert W. Baird - Analyst

Would that still be the same if I stripped out the CAT sales?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

There is good growth in telehandlers in JLG without the CAT. It probably wouldn't be quite as robust. In fact, our access sales are so strong right now because of nonresidential construction that although we will have good growth in Europe on our telehandlers and gaining market share without CAT, I think the numbers would change a little.

Because there's no doubt about it -- if you layer in 325 to 350 on top of your current business -- remember, that is a big chunk of business to layer in at one time. So obviously, it would give significant growth to the tele section.

Scott Macke - Robert W. Baird - Analyst

Okay. And to follow up on that, I was wondering if you could help us just size the opportunity for telehandler growth in Europe. Maybe if you could compare the size of the telehandler market domestically, and then perhaps add to that what sort of market share targets that you might have in, say, the next three years or so.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

We are always sensitive to talking about market shares with specifics. But let me tell you that in Europe, I think you know we have the majority of the market share. That means over half in North America. And that is as specific as I will be.

When you add Caterpillar to it, it certainly makes it very, very strong. In Europe we had just entered into the telehandler market about two, two-and-a-half years ago. So as I am known to say, even a blind squirrel can find an acorn. When you have to find channels of distribution and customers we have and the great productline that we have over there, we had a target in the first five years to grow to 10% of the European market share in telehandlers.

Obviously, with the Cat alliance, I've internally bumped that up. So I would say the five-year projection -- the five-year objective that I gave to the team was now we wanted to get to 20%. So the opportunity is great in Europe. The other -- not because telehandlers aren't mature there -- well, they're not totally mature, but it has got twice the units sold there in Europe compared to North America because about 35, 40% are used on farms for ag applications.

So it's a bigger market for units, and then when you just enter into that market, that gives us a great opportunity for growth. So we think we still can grow in North America, but the biggest growth opportunity is in Europe and the rest of the world.

Scott Macke - Robert W. Baird - Analyst

Just one follow-up to that, and then I'll hop back in line. Just in terms of the selling price for the units sold in Europe relative to the United States, are they comparable or typically smaller units sold in Europe?

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

There are smaller units, and their pricing would be a little less on a price base because they are more compact machines. But they are not -- it is not significant, per se.

Scott Macke - Robert W. Baird - Analyst

I appreciate it. Thank you.

Operator

David Bleustein, UBS.

David Bleustein - UBS - Analyst

Good morning, everyone. Can we just walk through the math for a second? $28 per share times about 106.5 million shares gives you about $3 billion. About $200 million of debt gets you to the $3.2 billion, I'm assuming. But there was $300 million cash on JLG's balance sheet.

Can you just tell me square the numbers; what are you using? I saw the 3.2, but how are you -- when calculating EBIT to EBITDA, what are you calculating as enterprise value?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

It is over ten times. First of all, you're right on the share value, $28 times the number of shares is about $3 billion. There are also some outstanding options that you have to add in to the value there. Then we have one-time costs, fees and costs related to the transaction. We are estimating JLG with a net cash position. When you add that all together, it is about $3.2 billion.

David Bleustein - UBS - Analyst

So the fees are about equal to the cash balance on JLG's books? It's $300 million of fee?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

No, it's higher.

David Bleustein - UBS - Analyst

The fees are harder than that?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

No, no. The fees are not higher than 3 billion. Again -- this is what I said -- $3 billion for overall for the stock.

David Bleustein - UBS - Analyst

Okay.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

You add in the option value, that's another add-in. You add in the total one-time costs in this transaction; it's another amount. You subtract out the net cash position, it's about $3.2 billion.

David Bleustein - UBS - Analyst

Okay. I understand. I'm just telling you that the math I'm sort of getting at is that the fees and the options together have to be about equal to the gross cash value on JLG's books.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Actually they would be less than that.

David Bleustein - UBS - Analyst

Maybe we can try it off-line. Somebody earlier asked about -- and can you walk through the process, was there an auction. Is it safe to say that no other entity outside of Oshkosh took a look at JLG's books? No other potential strategic buyer?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

That's correct, David.

David Bleustein - UBS - Analyst

Okay, terrific. I'll follow up off-line for the fees and options detail. Thank you.

Operator

Walt Liptak, Barrington Research.

Walt Liptak - Barrington Research - Analyst

Thank you. Good morning. Charlie, my questions are on the synergies. I just want to make sure I understand this. You're talking about $75 million of pre-tax synergies. Is that purchasing and operations related, or is that just purchasing and then you have these follow-on margin enhancement plan that is incremental to the $75 million?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

It is predominantly purchasing. Some limited corporate consolidation. And then we net out some additional costs that we will have as a bigger corporate entity.

Walt Liptak - Barrington Research - Analyst

And can you quantify the follow-on margin enhancement plan? You mentioned that was the back office and the subassemblies that might be longer-term.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

We can't quantify that at this time. You know, that is something that we don't add into the synergies upfront. That is just standard mode of operation for Oshkosh.

Walt Liptak - Barrington Research - Analyst

Okay. And then when you were going through your presentation you talked about the favorable nonresidential construction spending outlook. And I thought I heard you say 3% to 6% growth in '07 through 2010. Is that right?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Yes. Those are actually quite favorable growth rates compared to our historic businesses. So we feel very good about that.

Walt Liptak - Barrington Research - Analyst

Okay. Does that exclude the Caterpillar relationship?

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

That's just the (multiple speakers).

Walt Liptak - Barrington Research - Analyst

Are you talking about 20% to 25% revenue growth in '07 and then much lower revenue growth in '08 through 2010?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

The 3 to 6% number is really a North American nonresidential spending number. So it is a little apples and oranges here.

Walt Liptak - Barrington Research - Analyst

So you are saying that that is the macroeconomic data point; that is not the growth rate for JLG?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Right.

Walt Liptak - Barrington Research - Analyst

What would you say the growth rate would be, excluding the CAT relationship, going out through 2010?

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

You know, we don't give that. As you know, we will talk about fiscal '07. When we got close to fiscal '08, we will start talking about fiscal '08.

Walt Liptak - Barrington Research - Analyst

Fine. Thank you.

Operator

Due to time constraints, we have time for one more questions, which will be coming from Jamie Cook, Credit Suisse.

Jamie Cook - Credit Suisse - Analyst

Good morning. Bill, I just wanted to -- one of the comments I guess you guys made was when you look at the aerial work platform business you think it is a later-cycle market and it complements Oshkosh's mix of business.

And you know, I guess my question, as you look at North America specifically, the aerial work platform business is really -- was the first to pick up. So the fact that you're saying it is later cycle, I guess could you just provide a little more color on that, and when do you see the peak of the market in North America?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Jamie, that is pretty hard for us to nail down. I think our crystal ball has some occlusions in it and we buy it at the same place you do. So we are really hard pressed to be accurate on that.

But we have talked about all the indicators, thinking that possibly there would be a leveling off in '08. I can only speak of my current fiscal '08; I can't speak of Oshkosh's or calendar. So we thought there could be little leveling off in North America based on what everybody was saying, but we didn't see any real declines in '08.

So the first lead up is certainly telehandlers and aerial work platforms follow. But keep in mind that the aerials are certainly nonresidential driven. And the majority of our telehandlers, the bigger equipment, is also nonresidential. So we've felt all along -- and the plan we put to our Board for this year is what allowed us to go to the street and say we'd have a 20% to 25% growth. So we are still very bullish about the next 12, 18 months.

Jamie Cook - Credit Suisse - Analyst

And then my next question, if you look at JLG's margins historically relative to your largest competitor, Terex, which is the Genie brand, JLG's margins have always been well below Terex. I guess when you look at this acquisition and you talked a little bit about the synergies, I still don't know that you get to a Genie margin. So can you sort of talk about the opportunity longer-term, whether you think you could get to a margin comparable to (multiple speakers)?

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

I'll talk a little bit. You know, it takes a genie sometimes to get to those margins, I think. But anyway --.

Jamie Cook - Credit Suisse - Analyst

Ouch.

Bill Lasky - JLG Industries Inc. - Chairman, President, CEO

Sorry, Ron. Anyway, look, the bottom line is that we have shared with you the story of growing telehandlers for seven years now -- going from being number six, seven in market share in the world, number four, so number three in North America, to growing it to number one in the world, number one in North America, and through a series of acquisitions.

And right now we are poised to take those margins up. AND since telehandlers have had slightly less margin than aerials and it is becoming an equal size to our business, much greater than the ratio of our competitor who you referenced. Their tele sales compared to AWPs is very insignificant.

So therefore, now it is time to take those costs out of our telehandlers. And the neat thing about is as we have said many times is when you buy five different companies of brands and you design them, it's like we have five different trees in a forest, and what we need to do is have one tree with five different branches.

And for '07 and '08 for JLG, that is the effort that Charlie was making reference to, is getting the costs out. And that plan has been kicked off for this year and everybody at JLG is in sync with that, is very focused. And that is what is going to really improve and assist the margins getting up to where we think they should be, and we're excited to see that happen and that will happen.

Charlie Szews - Oshkosh Truck Corporation - EVP, CFO

Jamie, this is Charlie. If I could just follow up on that. We see opportunities to increase JLG margins. There's no question about that. We believe we can help them in their commonizing effort of the different components and the different product lines. We also think that the purchasing scale that we get out of this transaction will help them bring their margins up, as well.

I guess with that, Bob would like to make a couple closing remarks here.

Bob Bohn - Oshkosh Truck Corporation - Chairman, President, CEO

Thanks, Charlie. Really appreciate everybody's interest today. In closing, again, thanks for joining us. We are a growth company. This acquisition, this merger provide scale to continue our growth. We go from $2 billion to $4 billion in procurement alone.

It is close to home. We work in the air. We fight fires in the air. Bill's company that he has done a superb job with, which is going to become our company, we work hard in the air. It's safe. It's the right thing to do. It is close to our knitting.

And the most important thing when I look at it is the management talent, the people we're getting. And the opportunity to grow this business on a global basis and to share the best practices between the two companies gets me very exciting. Thank you for your interest today and have a great day. Bye bye.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Additional Information and Where to Find It

This transcript may be deemed to be solicitation material in respect of the proposed acquisition of JLG Industries by Oshkosh Truck. In connection with the proposed acquisition, JLG Industries plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF JLG INDUSTRIES ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final proxy statement will be mailed to shareholders of JLG Industries. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by JLG Industries with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and JLG Industries’s other filings with the SEC may also be obtained from JLG Industries. Free copies of JLG Industries’s filings may be obtained by directing a request to JLG Industries, Inc., 13224 Fountainhead Plaza, Hagerstown, Maryland 21742-2678, Attention: Investor Relations.

Oshkosh Truck, JLG Industries and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from JLG Industries’s shareholders in favor of the proposed acquisition. Information regarding Oshkosh Truck’s directors and executive officers is available in Oshkosh Truck’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on December 20, 2005. Information regarding JLG Industries’s directors and executive officers is available in JLG Industries’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on October 2, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.